                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                 -------------

                                    FORM 8-K

                                 CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15 (D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported)  January 11, 1994


                                MASCOTECH, INC.
               (Exact Name of Registrant as Specified in Charter)


            Delaware                   1-12068           38-2513957
   (State or Other Jurisdiction      (Commission       (IRS Employer
        of Incorporation)            File Number)   Identification No.)


         21001 Van Born Road, Taylor, Michigan                   48180
        (Address of Principal Executive Offices)              (Zip Code)


                                 (313) 274-7405
Registrant's telephone number, including area code

ITEM 5.  OTHER EVENTS

  As previously reported, the Registrant has adopted a plan to dispose of its energy-related businesses and to treat such businesses as discontinued operations for financial reporting purposes, and accordingly, certain of the Registrant's financial statements and financial information have been reclassified to reflect the treatment of this business segment as discontinued operations. In connection therewith, the Registrant is including the following information herewith.

SELECTED FINANCIAL DATA.


       The following table sets forth summary consolidated financial information of the Company, for the years and dates indicated (information related to the statements of operations have been reclassified for discontinued operations):


                                                (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                1992        1991        1990        1989        1988
                             ----------  ----------  ----------  ----------  ----------
Net sales................... $1,455,320  $1,266,210  $1,373,060  $1,528,940  $1,469,000
Operating profit............ $  111,840  $   43,590  $   70,560  $  130,260  $  181,570
From continuing operations
 before extraordinary income:
  Income (loss)............. $   39,040  $  (10,350) $  (26,840) $   52,730  $   71,100
  Earnings (loss) per
     common share...........       $.49       $(.33)      $(.36)       $.65        $.79
At December 31:
  Total assets.............. $1,877,310  $1,973,280  $2,080,470  $2,235,900  $2,121,360
  Long-term debt............ $1,065,390  $1,224,990  $1,349,510  $1,435,860  $1,351,920
  Shareholders' equity...... $  353,400  $  326,690  $  356,010  $  389,380  $  369,020

       Results for 1992 include pre-tax income of approximately $25 million ($14 million after-tax or $.23 per common share) from transactions related to TriMas Corporation's common stock offering (see "Equity and Other Investments in Affiliates" note to the consolidated financial statements). This income was substantially offset by charges for restructurings and other costs in 1992, aggregating approximately $21 million pre-tax ($12 million after-tax or $.19 per common share).

       Income from continuing operations attributable to common stock in 1992 was $29.7 million after preferred stock dividends.

       Results for 1991 include the effect of charges for restructurings and other costs, aggregating approximately $41 million pre-tax, which reduced operating profit by $27 million, income from continuing operations before extraordinary income by $27 million and earnings per common share by $.45.

       Loss from continuing operations attributable to common stock in 1991 was $20.0 million after preferred stock dividends.

       Results for 1990 include the effect of charges for restructurings and other costs, aggregating approximately $40 million pre-tax, which reduced operating profit by $38 million, income from continuing operations before extraordinary income by $26 million and earnings per common share by $.35.

       Loss from continuing operations in 1990 was $18.6 million or $.25 per common share after inclusion of extraordinary income of $8.2 million or $.11 per common share related to the early extinguishment of debt.

       Results for 1989 include the effect of charges for restructurings and other costs, aggregating approximately $54 million pre-tax, which reduced operating profit by $39 million, income from continuing operations before extraordinary income by $36 million and earnings per common share by $.45.

       Income from continuing operations per common share in 1988 is presented on a fully diluted basis. Primary earnings from continuing operations per common share were $.81 in 1988. For years 1989 through 1992, the assumed conversion of dilutive securities is anti-dilutive.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


MASCOTECH

       Masco Corporation undertook a major corporate restructuring during 1984, transferring its Products for Industry businesses to the Company at their historical net book value. MascoTech became a separate public company in mid-1984, when Masco Corporation distributed common shares of MascoTech as a special dividend to its shareholders. At December 31, 1992, Masco Corporation's voting ownership in MascoTech approximated 47 percent. In 1993 the Company changed its name to MascoTech, Inc.

CORPORATE DEVELOPMENT

       Since mid-1984, the Company has acquired a number of businesses for approximately $650 million in cash and Company Common Stock, with additional purchase price amounts payable contingent upon the future earnings of the acquired businesses and/or the future value of Company Common Stock. These acquisitions have contributed significantly to the more than tripling of the sales volume of the Company.

       Effective October 1, 1988, the Company transferred $20 million in cash and nine businesses to TriMas Corporation ("TriMas"), a publicly traded, diversified manufacturer of commercial, industrial and consumer products. In exchange, the Company received $128 million of 14% Subordinated Debentures, $70 million of convertible preferred stock and approximately 48 percent of TriMas common stock. Although the Company received consideration which exceeded the historical net book value of the businesses transferred by $138 million, no gain was recognized at December 31, 1988. In late 1991 and early 1992, TriMas redeemed the subordinated debentures, and in 1992 TriMas sold in a public offering 4.6 million shares of newly issued common stock at $19.50 per share which reduced the Company's common equity ownership in TriMas to 28 percent from 41 percent. TriMas and the Company's other equity affiliates may, from time to time, issue additional common equity depending upon their financing requirements. At December 31, 1992, that portion of the excess consideration received from TriMas attributable to the Company's remaining approximate 28 percent common equity ownership in TriMas is accounted for as a reduction in the carrying value of this investment. The remainder of the excess consideration received from TriMas (approximately $70 million) will be recognized as income as the preferred stock is redeemed or sold.

       In separate transactions from late 1989 to early 1991, the Company divested itself of three subsidiaries that did not fit its long-term strategic plans. The consideration received from the sales of these subsidiaries aggregated approximately $160 million.

       In late 1991, the Company sold its 50 percent equity ownership interest in Masco Capital Corporation ("Masco Capital") to the other shareholder, Masco Corporation. Prior to this disposition, Masco Capital sold its investment in Payless Cashways, Inc. junior subordinated debentures and applied the proceeds to repay its outstanding bank borrowings, along with making loan repayments and dividend distributions to the Company. The Company realized approximately $115 million from these transactions.

       In February 1993, the Company entered into an agreement with Masco Corporation to acquire 10 million shares of Company Common Stock, $77.5 million of the Company's 12% Exchangeable Preferred Stock currently held by Masco Corporation, and Masco Corporation's holdings of Emco Limited ("Emco") common stock and convertible debentures. In exchange, Masco Corporation will receive from the Company $87.5 million in cash, $100 million of the Company's 10% Exchangeable Preferred Stock and seven-year warrants to purchase 10 million shares of Company Common Stock at $13 per share. Masco Corporation has also agreed to purchase from the Company, at the Company's option within two years, up to $200 million aggregate amount of additional securities consisting of exchangeable preferred stock (maximum of $100 million) and subordinated debentures. These transactions, which will reduce Masco Corporation's common equity ownership in the Company to approximately 35 percent, are subject to several conditions including customary regulatory filings and are expected to be consummated in March 1993. Although these transactions would result in no gain or loss to the Company, shareholders' equity would decrease by approximately $7 million. As a result of these transactions, the Company will own approximately 43 percent of the outstanding common stock and convertible debentures of Emco, a major, publicly traded Canadian manufacturer and distributor principally of building and other industrial products with annual sales of approximately $800 million.

DISCONTINUED OPERATIONS

       In late November 1993, the Company adopted a formal plan to divest its Energy-related business segment. Accordingly, the applicable financial statements and related notes have been reclassified to present such Energy-related segment as discontinued operations (see "Discontinued Operations" footnote in the accompanying financial statements). The Company believes these businesses, which have net assets of approximately $176 million as of September 30, 1993, will be sold, by the end of 1994, for proceeds of approximately $162 million (including the cash tax benefit on the loss) of which approximately $93 million has been received at December 31, 1993. The disposition of the Company's Energy-related segment is expected to result in a 1993 fourth quarter charge of approximately $20 million after-tax.

       Net sales attributable to the discontinued operations during 1992, 1991 and 1990 were $202 million, $201 million and $189 million, respectively. The discontinued operations had operating profit of $3 million, $1 million and $6 million in 1992, 1991 and 1990, respectively.

PROFIT MARGINS - CONTINUING OPERATIONS

       Operating profit margin from continuing operations was eight percent in 1992, three percent in 1991 and five percent in 1990. Margins from continuing operations in 1991 and 1990 were reduced by significant charges aggregating
approximately $27 million and $38 million, respectively.   These charges
reflect expenses related to the discontinuance of product lines, costs related to the restructuring of several businesses and other expenses. Of these charges, approximately $15 million in 1991 and the major portion in 1990 relate to the Company's automotive vehicle conversion business. This business has been restructured and consolidated with the Company's Creative Industries Group business unit (acquired in mid-1991). In addition, margins from continuing operations were negatively impacted in 1991 and 1990 as a result of reduced sales volumes in certain of the Company's Transportation-Related Products operations, due to production cutbacks by automotive customers, and in virtually all of the Company's other product groups due to recessionary market conditions.

       The increase in the operating profit margin from continuing operations in 1992 compared with the previous two years is primarily attributable to increased sales volumes, particularly within the Transportation-Related Products segment, and from the benefits of internal cost reductions and restructuring initiatives undertaken during 1991 and 1990. Although improved in 1992, margins related to the Company's Specialty Products segment continue to be hampered by the depressed industry conditions affecting the markets that the Company serves.

CASH FLOWS AND CAPITAL EXPENDITURES

       Net cash flow from operating activities including discontinued operations increased to $58 million in 1992 from $43 million in 1991 principally as a result of improved operating performance. Cash from operating activities in 1992 excludes the effect of noncash income of approximately $17 million related to the gain from a change in the Company's common equity ownership in TriMas. Cash from operating activities in 1991 excludes the effects of noncash income of approximately $22 million related to a gain from the disposition of assets and approximately $14 million related to the recovery of a previously established marketable securities valuation allowance. In addition, the Company received approximately $52 million and $108 million of proceeds from the sale of subsidiaries in 1991 and 1990, respectively. The Company also received approximately $26 million and $23 million from sales of marketable securities in 1991 and 1990, respectively.

       During 1991 and 1992, the Company received approximately $260 million in cash from the disposition of its investment in Masco Capital (during 1991 the Company had advanced Masco Capital approximately $44 million to fund debt repayment obligations and working capital requirements) and from the early redemption by TriMas, including a prepayment premium, of TriMas' subordinated debentures held by the Company. These proceeds were applied to reduce the Company's indebtedness in late 1991 and 1992. From January 1, 1990 to December 31, 1992, the Company has repaid or repurchased over $300 million, net, of its outstanding debt.

       In 1992, the Company received approximately $10 million as payment of a note receivable from a German subsidiary of Masco Corporation.

       Capital expenditures related to continuing operations totalled $60 million in 1992, compared with $49 million in 1991 and $70 million in 1990. The Company spent less on capital expenditures in 1992 and 1991 compared with 1990 due to the restructuring of its existing capacity and the completion of capital programs in 1990 related to certain product line extensions and improvements in operating performance.

       Depreciation and amortization related to continuing operations totalled $60 million in 1992 $59 million in 1991 and $61 million in 1990.

INVENTORIES

       The Company's investment in inventories increased less than one percent at December 31, 1992, to approximately $222 million. The Company's continued emphasis on inventory management, utilizing Just-In-Time (JIT) and other inventory management techniques, has contributed to lower inventory levels as compared with recent years.

FINANCIAL POSITION AND LIQUIDITY

       The Company's current $685 million bank revolving-credit facility converts into a four-year term loan in 1993, with quarterly principal payments commencing September 30, 1993. The Company expects to negotiate a new bank credit facility in 1993. At December 31, 1992, the Company had additional borrowing capacity of approximately $260 million available under its current credit facility which could be applied to fund the $87.5 million due Masco Corporation as described in Corporate Development above. Of the Company's total long-term debt of approximately $1,065 million at December 31, 1992, approximately $670 million is subordinated and at fixed interest rates, with initial principal payments on the subordinated debt beginning with the maturity of the Senior Subordinated Notes in 1995.

       Current assets, including cash and marketable securities aggregating approximately $109 million, were greater than two times current liabilities at December 31, 1992. During 1992, the Company reduced its outstanding indebtedness by $124 million, net, including the repurchase of approximately $67 million of 10% Senior Subordinated Notes due 1995. The Company's cash and marketable securities and anticipated internal cash flow are expected to provide sufficient liquidity to fund its near-term working capital and other investment needs. The Company believes that its longer-term working capital and other general corporate requirements, including the retirement of Senior Subordinated Notes maturing in 1995 and any payments related to the scheduled reductions in the existing bank credit agreement, will be satisfied through its internal cash flow, divestiture of nonstrategic operating assets and certain additional financial assets and, to the extent necessary, future financings in the financial markets.

       The Company intends to adopt Statement of Financial Accounting Standards
(SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1993. The Company intends to recognize its accumulated postretirement benefit obligation on a prospective basis. The expected annual incremental cost to the Company will approximate $2 million pre-tax.

       Upon adoption in 1993, SFAS No. 109 "Accounting for Income Taxes" is not expected to have a material impact on income. The Company currently accounts for income taxes under SFAS No. 96.

       In November 1992, the Financial Accounting Standards Board issued SFAS No. 112 "Employers' Accounting for Postemployment Benefits," effective for fiscal years beginning after December 15, 1993. The Company does not anticipate that this statement will have a material impact on its financial statements when adopted in 1994.

GENERAL FINANCIAL ANALYSIS

       1992 VERSUS 1991 - CONTINUING OPERATIONS

       In 1992, net sales from continuing operations increased 15 percent to $1.46 billion from $1.27 billion in 1991. Income from continuing operations in 1992, after preferred stock dividends, was $29.7 million or $.49 per common share, compared with a loss from continuing operations, after preferred stock dividends, of $20.0 million or $.33 per common share in 1991.

       Sales of Transportation-Related Products increased 21 percent due to a modest improvement in levels of automotive production, increased market penetration and the inclusion of a full year of Creative Industries Group sales. Excluding the acquisition of Creative Industries Group, 1992 Transportation-Related Products sales would have increased 16 percent. Operating profit in 1992 for Transportation-Related Products increased 68 percent to $124 million from $74 million in 1991. Operating margins, in 1992, were favorably impacted by higher sales volumes for most of the Company's Transportation-Related Products. In addition, 1992 margins have benefitted from the internal cost reductions and restructuring initiatives that the Company has undertaken in recent years.

       Sales of Specialty Products were generally unchanged from 1991, as a seven percent increase in sales of Architectural Products was substantially offset by reduced sales of Other Specialty Products. Operating profit for Specialty Products in 1992 was $5 million compared with an operating loss of $15 million in 1991. This improvement resulted principally from improved operating performance of the Architectural Products group which had operating profit of $2 million in 1992 compared with a loss of $16 million in 1991. The 1991 Architectural Products group results were impacted by $8 million of charges related to discontinuance of product lines, restructuring costs and other expenses.

       Other expense, net decreased to $44 million in 1992 from $56 million in 1991. Other expense, net in 1992 benefitted from reduced interest expense resulting from a reduction in debt and lower interest rates. This was partially offset by reduced interest income as a result of the redemptions of TriMas subordinated debentures previously held by the Company and lower income from sales of marketable securities.

       Other expense, net for 1992 benefitted from the inclusion of income aggregating approximately $25 million pre-tax in the second quarter resulting from a prepayment premium related to the redemption by TriMas of the subordinated debentures held by the Company, and from the change in the Company's common equity ownership interest in TriMas. This income was substantially offset by costs and expenses aggregating approximately $21 million pre-tax in the second quarter (of which $15 million is included in other expense) related to the restructuring of certain operations, and for adjustments to the carrying values of certain long-term assets. Other expense, net in 1991 benefitted from the inclusion of an approximate $22 million gain related to the disposition of certain operations and reduced interest expense, principally as a result of lower interest rates. Additionally, net gains from sales of marketable securities, including the effect of valuation allowances, aggregated approximately $12 million in 1991.

       The Company's effective tax rate exceeds the statutory rate primarily as a result of the impact of state taxes and nondeductible amortization.

       1991 VERSUS 1990 - CONTINUING OPERATIONS

       In 1991, net sales from continuing operations decreased eight percent to $1.27 billion from $1.37 billion. Loss from continuing operations in 1991, after preferred stock dividends, was $20.0 million or $.33 per common share, compared with a loss from continuing operations, before extraordinary income, in 1990 of $26.8 million or $.36 per common share.

       Sales of Transportation-Related Products declined seven percent, principally due to the depressed levels of automotive production. Excluding the acquisition of Creative Industries Group, 1991 Transportation-Related Products sales would have decreased 13 percent. Operating profit in 1991 for Transportation-Related Products increased 16 percent from 1990. Operating profit in 1991 and 1990 was reduced by charges approximating $15 million and $29 million, respectively, related to the Company's automotive vehicle conversion business. This business, which has experienced expenses on cancelled programs and significant cost overruns associated with several long-term contracts, has been restructured and consolidated with Creative Industries Group. Operating profit in 1991 was also reduced by charges to reflect costs related to the reorganization of certain manufacturing processes and workforce reductions approximating $4 million. In addition, 1991 margins were negatively impacted by reduced sales volumes at many of the Company's business units as a result of production cutbacks by automotive customers.

       Sales of Specialty Products decreased nine percent from 1990 principally as a result of a decrease in sales of Architectural Products. Operating loss for Specialty Products in 1991 was $15 million compared with operating profit of $17 million in 1990. The decline in operating profit is partially the result of charges aggregating approximately $8 million to reflect expenses related to the discontinuance of product lines, restructuring costs and other expenses. In addition, the operating performance of the Architectural Products group was negatively impacted by the severe reductions in residential and commercial construction spending occasioned by the economic recession which resulted in reduced sales volumes, intense competitive pricing pressures and increased bad debt expense. In addition, this group incurred increased costs for new product start-up and quality training programs.

       Other expense, net decreased to $56 million in 1991 from $101 million in 1990. Other expense, net in 1991 benefitted from the inclusion of an approximate $22 million gain related to the disposition of certain operations and reduced interest expense, principally as a result of lower interest rates. Additionally, net gains from sales of marketable securities, including the effect of valuation allowances, aggregated approximately $12 million in 1991 compared with losses of approximately $15 million in 1990.

       Results in 1990 include after-tax extraordinary gains of $8 million related to the early extinguishment of debt through the repurchase of convertible securities at less than face value.

       The unusual relationship of income tax credits to the pre-tax losses from continuing operations in 1991 and 1990 resulted principally from certain state and foreign taxes being incurred despite the Company's pre-tax losses from continuing operations.

                          FINANCIAL STATEMENTS FOR THE
                      THREE YEARS ENDED DECEMBER 31, 1992

                      REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
   and Shareholders of MascoTech, Inc.:

   We have audited the accompanying consolidated balance sheet of MascoTech, Inc. and subsidiaries (formerly Masco Industries, Inc.) as of December 31, 1992 and 1991, and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As described in the "Discontinued Operations" note to the consolidated financial statements, the Company adopted a plan to divest its energy-related business segment in late November, 1993. Accordingly, the accompanying consolidated statements of operations and cash flows and related notes have been reclassified to present the energy-related businesses as discontinued operations.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MascoTech, Inc. and subsidiaries as of December 31, 1992 and 1991, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.


/s/ COOPERS & LYBRAND
Coopers & Lybrand

Detroit, Michigan
February 12, 1993, except for the "Discontinued Operations" note, as to which the date is January 10, 1994

                                MASCOTECH, INC.
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1992 AND 1991

                                   ASSETS

                                                          1992                1991
                                                    --------------      --------------
Current assets:
       Cash and cash investments...............     $   76,000,000      $  117,950,000
       Marketable securities...................         33,220,000          37,030,000
       Receivables.............................        272,920,000         241,470,000
       Inventories.............................        222,280,000         220,650,000
       Prepaid expenses........................         28,020,000          27,890,000
                                                    --------------      --------------
              Total current assets.............        632,440,000         644,990,000

Equity and other investments in affiliates:
       TriMas Corporation:
         Common and preferred equity...........        112,630,000          89,630,000
         Subordinated debentures...............            ---              88,000,000
       Other affiliates........................         38,830,000          35,080,000
Property and equipment, net ...................        537,420,000         526,230,000
Excess of cost over net assets of
  acquired companies...........................        479,400,000         493,650,000
Notes receivable and other assets..............         76,590,000          95,700,000
                                                    --------------      --------------
              Total assets.....................     $1,877,310,000      $1,973,280,000
                                                    --------------      --------------
                                                    --------------      --------------

              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
       Accounts payable........................     $  103,620,000      $   84,080,000
       Accrued liabilities.....................        117,430,000         140,730,000
       Current portion of long-term debt.......         64,430,000          29,210,000
                                                    --------------      --------------
              Total current liabilities........        285,480,000         254,020,000

Long-term debt:
       Masco Corporation.......................        130,000,000         130,000,000
       Banks and others........................        935,390,000       1,094,990,000
Deferred income taxes and other
  long-term liabilities........................        173,040,000         167,580,000
                                                    --------------      --------------
              Total liabilities................      1,523,910,000       1,646,590,000
                                                    --------------      --------------
Shareholders' equity:
       Preferred stock, $1 par: Authorized:
         25,000,000; Outstanding: 775,000......            780,000             780,000
       Common stock, $1 par: Authorized:
         250,000,000; Outstanding: 59,520,000
         and 59,450,000 .......................         59,520,000          59,450,000
       Paid-in capital.........................         84,390,000          83,800,000
       Retained earnings.......................        202,660,000         173,530,000
       Cumulative translation adjustments......          6,050,000           9,130,000
                                                    --------------      --------------
              Total shareholders' equity.......        353,400,000         326,690,000
                                                    --------------      --------------
              Total liabilities and
                   shareholders' equity........     $1,877,310,000      $1,973,280,000
                                                    --------------      --------------
                                                    --------------      --------------

The accompanying notes are an integral part of the consolidated financial statements.

                                MASCOTECH, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990



                                                 1992             1991             1990
                                            ---------------  ---------------  ---------------
Net sales.................................. $ 1,455,320,000  $ 1,266,210,000  $ 1,373,060,000
Cost of sales..............................  (1,159,050,000)  (1,054,520,000)  (1,138,710,000)
                                            ---------------  ---------------  ---------------
     Gross profit..........................     296,270,000      211,690,000      234,350,000
Selling, general and
  administrative expenses..................    (184,430,000)    (168,100,000)    (163,790,000)
                                            ---------------  ---------------  ---------------
     Operating profit......................     111,840,000       43,590,000       70,560,000
                                            ---------------  ---------------  ---------------

Other income (expense), net:
   Interest expense, Masco Corporation.....      (7,800,000)      (7,800,000)     (12,000,000)
   Other interest expense..................     (78,190,000)    (104,680,000)    (115,600,000)
   Re:TriMas Corporation:
       Interest and other income...........      15,230,000       29,800,000       30,120,000
       Gain from change in investment......      16,700,000          ---              ---
   Gain from disposition of operations.....         ---           21,500,000          ---
   Other, net..............................      10,470,000        5,120,000       (3,320,000)
                                            ---------------  ---------------  ---------------
                                                (43,590,000)     (56,060,000)    (100,800,000)
                                            ---------------  ---------------  ---------------
     Income (loss) from continuing
       operations before income taxes and
       extraordinary income................      68,250,000      (12,470,000)     (30,240,000)
Income taxes (credit)......................      29,210,000       (2,120,000)      (3,400,000)
                                            ---------------  ---------------  ---------------
     Income (loss) from continuing
       operations before extraordinary
       income..............................      39,040,000      (10,350,000)     (26,840,000)

Income (loss) from operations of
  discontinued segment (net of income
  tax amounts).............................        (610,000)       1,380,000        2,420,000
                                            ---------------  ---------------  ---------------
Income (loss) before extraordinary income..      38,430,000       (8,970,000)     (24,420,000)
Extraordinary income.......................         ---              ---            8,240,000
                                            ---------------  ---------------  ---------------

     Net income (loss)..................... $    38,430,000  $    (8,970,000) $   (16,180,000)
                                            ---------------  ---------------  ---------------
                                            ---------------  ---------------  ---------------

Preferred stock dividends.................. $     9,300,000  $     9,600,000  $       ---
                                            ---------------  ---------------  ---------------
                                            ---------------  ---------------  ---------------

Earnings (loss) attributable
  to common stock.......................... $    29,130,000  $   (18,570,000) $   (16,180,000)
                                            ---------------  ---------------  ---------------
                                            ---------------  ---------------  ---------------


Earnings (loss) per common share:
    Continuing operations..................           $ .49            $(.33)           $(.36)

    Discontinued operations................            (.01)             .02              .03
                                                      -----            -----            -----
     Income (loss) before extraordinary
        income.............................             .48             (.31)            (.33)
    Extraordinary income...................              --               --              .11
                                                      -----            -----            -----

    Net income (loss)......................           $ .48            $(.31)           $(.22)
                                                      -----            -----            -----
                                                      -----            -----            -----



The accompanying notes are an integral part of the consolidated financial statements.

                                MASCOTECH, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990


                                                          1992          1991          1990
                                                      ------------  ------------   -------------

CASH FROM (USED FOR):
      OPERATIONS:
           Net income (loss)........................ $  38,430,000  $ (8,970,000)  $ (16,180,000)
           Gain, sale of assets.....................      ---        (21,500,000)       ---
           Gain from change in investment...........   (16,700,000)      ---            ---
           Extraordinary income.....................      ---            ---          (8,240,000)
           Depreciation and amortization............    59,920,000    59,040,000      60,580,000
           Equity earnings .........................    (5,250,000)   (4,460,000)    (10,060,000)
           Deferred taxes...........................     3,130,000     3,270,000     (14,740,000)
           (Decrease) increase in valuation
             allowance for marketable securities....      ---        (13,730,000)      7,130,000
           (Increase) decrease in receivables.......   (23,930,000)    9,780,000      26,230,000
           (Increase) decrease in inventories.......    (2,920,000)   25,120,000      24,900,000
           Decrease (increase) in prepaid expenses..     4,010,000    (4,470,000)      7,320,000
           (Decrease) increase in accounts payable
             and accrued liabilities................   (12,930,000)     (530,000)    (28,150,000)
           Other, net...............................    13,540,000     2,950,000      16,070,000
           Discontinued operations, net.............       830,000    (3,340,000)      2,480,000
                                                      ------------  ------------   -------------
               Net cash from operating activities...    58,130,000    43,160,000      67,340,000
                                                      ------------  ------------   -------------
FINANCING:
           Increase in debt.........................    11,670,000    14,720,000      23,350,000
           Payment of debt..........................   (68,640,000) (121,530,000)    (32,720,000)
           Repurchase of subordinated debt..........   (66,850,000)     (900,000)    (73,100,000)
           Repurchase of common shares for cash.....      ---           ---          (35,840,000)
           Issuance of preferred stock for cash.....      ---           ---           30,000,000
           Payment of preferred stock dividends.....    (9,300,000)   (7,280,000)       ---
           Other, net...............................    (2,240,000)     ---           (4,250,000)
                                                      ------------  ------------   -------------
               Net cash used for financing
                activities..........................  (135,360,000) (114,990,000)    (92,560,000)
                                                      ------------  ------------   -------------
INVESTMENTS:
           Cash received from redemption of
             TriMas subordinated debentures.........    88,000,000     40,000,000        ---
           Cash received from dispositions
             of operations..........................      ---         52,110,000     108,200,000
           Masco Capital Corporation:
             Cash advances and investments..........      ---        (43,820,000)    (21,900,000)
             Cash received:
               Disposition of investment............      ---         49,450,000        ---
               Advances and distributions...........      ---         65,040,000        ---
           Repayment of advances to affiliate.......     9,610,000       ---            ---
           Capital expenditures.....................   (60,000,000)  ( 48,630,000)   (70,200,000)
           Decrease in marketable
            securities, net.........................     3,150,000     26,190,000     22,890,000
           Other, net...............................    (5,480,000)     7,050,000     10,790,000
                                                      ------------  ------------   -------------
               Net cash from investing activities...    35,280,000    147,390,000     49,780,000
                                                      ------------  ------------   -------------
CASH AND CASH INVESTMENTS:
           (Decrease) increase for the year.........   (41,950,000)    75,560,000     24,560,000
           At January 1.............................   117,950,000     42,390,000     17,830,000
                                                      ------------  ------------   -------------
               At December 31.......................  $ 76,000,000   $117,950,000   $ 42,390,000
                                                      ------------  ------------   -------------
                                                      ------------  ------------   -------------


The accompanying notes are an integral part of the consolidated financial statements.

                                MASCOTECH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany transactions have been eliminated. Corporations that are 20 to 50 percent owned are accounted for by the equity method of accounting. Capital transactions by equity affiliates at values differing from the Company's carrying value are reflected in other income or expense and the investment in affiliates account.

      Certain amounts for the years ended December 31, 1991 and 1990 have been reclassified to conform to the presentation adopted in 1992. The financial statements and related notes have also been reclassified to present a segment of the Company's business as discontinued operations (see "Discontinued Operations" note). Effective June 23, 1993 the Company changed its name to MascoTech, Inc.

      The Company has a corporate services agreement with Masco Corporation, which at December 31, 1992 owned approximately 47 percent of the Company's Common Stock. Under the terms of the agreement, the Company pays fees to Masco Corporation for various corporate staff support and administrative services, research and development and facilities. Such fees, which are determined principally as a percentage of net sales, including net sales related to discontinued operations, aggregated approximately $11 million in each of 1992, 1991 and 1990.

CASH AND CASH INVESTMENTS

      The Company considers all highly liquid debt instruments with an initial maturity of three months or less to be cash and cash investments. The carrying amount reported in the balance sheet for cash and cash investments approximates fair value. At December 31, 1992, the Company has $35 million on deposit with a German bank that is subject to fluctuations in the exchange rate.

MARKETABLE SECURITIES

      Marketable securities consist of marketable equity securities carried at the aggregate of lower of cost or market value. Net realized gains and losses are determined on the specific identification cost basis. Marketable securities had unrealized gains of approximately $10.6 million and $11.9 million and unrealized losses of approximately $2.7 million and $6.1 million at December 31, 1992 and 1991, respectively. Unrealized gains and losses are determined based on quoted market prices for marketable equity securities.

RECEIVABLES

      Receivables are presented net of allowances for doubtful accounts of $7.2 million and $7.8 million at December 31, 1992 and 1991, respectively.

INVENTORIES

      Inventories are stated at the lower of cost or net realizable value, with cost determined principally by use of the first-in, first-out method.

                                MASCOTECH, INC.

(ACCOUNTING POLICIES-CONTINUED)

PROPERTY AND EQUIPMENT, NET

      Property and equipment additions, including significant betterments, are recorded at cost. Upon retirement or disposal of property and equipment, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income. Maintenance and repair costs are charged to expense as incurred.

DEPRECIATION AND AMORTIZATION

      Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows: buildings and land improvements, 2 1/2 to 10 percent, and machinery and equipment, 6 2/3 to 33 1/3 percent. The excess of cost over net assets of acquired companies is being amortized using the straight-line method over the period estimated to be benefitted, not exceeding 40 years. Deferred financing costs are amortized over the lives of the related debt securities. At December 31, 1992 and 1991, accumulated amortization of the excess of cost over net assets of acquired companies and patents was $105.1 million and $89.1 million, respectively. Amortization expense was $22.8 million, $21.2 million and $20.6 million in 1992, 1991 and 1990, respectively, including amortization expense of approximately $1.6 million in each year related to discontinued operations.

INCOME TAXES

      The Company utilizes the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 96. The Company does not expect that the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," will have a material impact on its financial statements.

EARNINGS (LOSS) PER COMMON SHARE

      Primary earnings (loss) per common share were calculated on the basis of
60.9 million, 59.7 million and 74.7 million weighted average common shares outstanding in 1992, 1991 and 1990, respectively. Fully diluted earnings
(loss) per common share amounts are not presented as the results of the assumed conversion of dilutive securities are anti-dilutive.

                                MASCOTECH, INC.

SUPPLEMENTARY CASH FLOWS INFORMATION:

      Significant transactions not affecting cash were: in 1991: an exchange of certain operating assets (see "Dispositions of Operations" note); and the assumption of liabilities of $18 million in partial exchange for the acquisition of Creative Industries Group (see "Equity and Other Investments in Affiliates" note); and in 1990: issuance of preferred shares in exchange for Company Common Stock (see "Shareholders' Equity" note).

    Income taxes paid were $23 million in 1992 and $26 million in 1990. Income tax refunds of $8 million were received in 1991. Interest paid was $91 million, $115 million and $125 million in 1992, 1991 and 1990, respectively.

                                MASCOTECH, INC.

SUBSEQUENT EVENT:

      In February 1993, the Company entered into an agreement with Masco Corporation to acquire 10 million shares of Company Common Stock, $77.5 million of the Company's 12% Exchangeable Preferred Stock currently held by Masco Corporation, and Masco Corporation's holdings of Emco Limited ("Emco") common stock and convertible debentures. In exchange, Masco Corporation will receive from the Company $87.5 million in cash, $100 million of the Company's 10% Exchangeable Preferred Stock and seven-year warrants to purchase 10 million shares of Company Common Stock at $13 per share. The transferable warrants will not be exercisable by Masco Corporation if an exercise would increase Masco Corporation's common equity ownership of the Company above 35 percent. Masco Corporation has also agreed to purchase from the Company, at the Company's option within two years, up to $200 million aggregate amount of additional securities consisting of exchangeable preferred stock (maximum of $100 million) and subordinated debentures. These transactions, which will reduce Masco Corporation's common equity ownership in the Company to approximately 35 percent, are subject to several conditions including customary regulatory filings and will not result in a gain or loss to the Company.

      As a result of these transactions, the Company will own approximately 43 percent of the outstanding common stock and convertible debentures of Emco, a major, publicly traded Canadian manufacturer and distributor of building and other industrial products with annual sales of approximately $800 million.

DISCONTINUED OPERATIONS:

      In late November 1993, the Company adopted a formal plan to divest its Energy-related business segment. Accordingly, the consolidated statements of operations, cash flows and related notes have been reclassified to present such Energy-related segment as discontinued operations.

      Selected financial data for discontinued operations is as follows for years ended December 31:

                                                      (IN THOUSANDS)
                                    1992         1991         1990
                                  --------     --------     --------
Net sales                         $201,520     $200,780     $189,270
                                  --------     --------     --------
                                  --------     --------     --------
Pre-tax income                    $  2,090     $  1,980     $  6,220
Income taxes                         2,700          600        3,800
                                  --------     --------     --------
Income (loss) from discontinued
  operations                      $   (610)    $  1,380     $  2,420
                                  --------     --------     --------
                                  --------     --------     --------

      The unusual relationship of income taxes to pre-tax income results principally from foreign losses for which no tax benefit was recorded.

      Pre-tax income includes charges of $6 million in 1991, principally related to the discontinuance of product lines and the cost of restructuring several businesses.

                                MASCOTECH, INC.

      The following information related to the Company's plan to divest these businesses is unaudited. The Company's Energy-related business segment consists of seven business units which have net assets (principally inventory, property and equipment and receivables) of approximately $176 million at September 30, 1993. The Company estimates that these businesses will be sold for net proceeds expected to approximate $162 million (including the cash tax benefit on the loss), which will be applied to reduce the Company's indebtedness. At December 31, 1993, two of such business units have been sold for approximately $93 million, including the sale of one business unit to the Company's equity affiliate, TriMas Corporation ("TriMas") for $60 million. The remaining businesses are expected to be sold during 1994. The disposition of the Company's Energy-related segment is expected to result in a fourth quarter 1993 after-tax charge of approximately $20 million, including the deferral of a portion of the gain (approximately $6 million after-tax) related to the sale of the business to TriMas.


DISPOSITIONS OF OPERATIONS:

      In separate transactions from late 1989 to early 1991, the Company divested itself of three subsidiaries and received consideration of approximately $160 million, of which $108 million was received in 1990. The remaining $52 million was received in 1991. In addition, in 1991 the Company disposed of certain equity affiliates, and exchanged operating assets aggregating approximately $27 million.
      These transactions, including the disposition of Masco Capital Corporation (see "Equity and Other Investments in Affiliates" note), resulted in an approximate $22 million pre-tax gain in 1991.

                                MASCOTECH, INC.

INVENTORIES:

                                                                                (IN THOUSANDS)
                                                                           AT DECEMBER 31
                                                                     --------------------------
                                                                    1992                  1991
                                                                  --------              --------
      Finished goods................................              $ 80,220              $ 75,890

      Work in process...............................                49,970                47,420

      Raw material..................................                92,090                97,340
                                                                  --------              --------
                                                                  $222,280              $220,650
                                                                  --------              --------
                                                                  --------              --------

                                MASCOTECH, INC.

EQUITY AND OTHER INVESTMENTS IN AFFILIATES:

      In 1988, the Company transferred $20 million in cash and several businesses to TriMas Corporation ("TriMas"), a publicly traded, diversified manufacturer of commercial, industrial and consumer products. In exchange, the Company received $128 million principal amount of 14% Subordinated Debentures (due 2008), $70 million (liquidation value) of 10% Convertible Participating Preferred Stock and 4.7 million shares of TriMas common stock valued at $70 million. The TriMas preferred stock is convertible into 3.9 million shares of TriMas common stock at $18 per common share. TriMas has the option to redeem or convert the preferred stock commencing in 1994 but may not do so if conversion would increase the Company's ownership interest to 50 percent or more of the outstanding TriMas common stock.

      Since TriMas retained the Company's carrying value for the assets and liabilities of the businesses acquired from the Company, the excess of the consideration exchanged by TriMas over the cash and historical net book value of these businesses has been accounted for as a $138 million reduction of TriMas shareholders' equity. At December 31, 1992, that portion of the excess consideration received from TriMas attributable to the Company's remaining approximate 28 percent common equity ownership in TriMas is accounted for as a reduction in the carrying value of this investment. The remainder of the excess consideration received from TriMas (approximately $70 million) will be recognized as income as the preferred stock is redeemed or sold and has been included in deferred income taxes and other long-term liabilities. The quoted market value of the preferred stock (on an if-converted basis) is approximately $113 million at December 31, 1992 (which may differ from the amount that could have been realized upon disposition).

      The quoted market value of the Company's investment in TriMas common stock is approximately $118 million at December 31, 1992, (which may differ from the amount that could have been realized upon disposition) as compared with the Company's carrying value of approximately $43 million for such common stock.

      In late 1991, the Company received approximately $44 million from TriMas' redemption of $40 million of its $128 million of subordinated debentures including a prepayment premium of $4 million (included in other income (expense), net).

      During the second quarter of 1992, TriMas sold 4.6 million shares of newly issued common stock at $19.50 per share in a public offering which reduced the Company's common equity ownership in TriMas to 28 percent from 41 percent. The proceeds from this stock offering were utilized by TriMas to redeem its remaining $88 million of subordinated debentures held by the Company. These transactions resulted in income aggregating approximately $25 million pre-tax, which includes a prepayment premium related to the debenture redemption and a gain from the change in the Company's common equity ownership in TriMas. The Company has provided deferred income taxes at the statutory rate on the gain recognized.

                                MASCOTECH, INC.

(EQUITY AND OTHER INVESTMENTS IN AFFILIATES-CONTINUED)

      Included in notes receivable and other assets are approximately $13 million of notes which resulted from the sale by the Company of 600,000 shares of its TriMas common stock holdings to members of the Company's executive management group in mid-1989. The notes, which have an effective interest rate of nine percent, payable at maturity, may be prepaid in part or in whole as to principal and interest at any time prior to maturity in 1994. Ownership and resale of certain of such shares is restricted and subject to the continuing employment of these executives.

      During the second quarter of 1991, the Company acquired the remaining 50 percent equity ownership interest of Creative Industries Group. Creative Industries Group had sales in 1990 of approximately $150 million.

      In the fourth quarter of 1991, Masco Capital Corporation ("Masco Capital") sold its investment in Payless Cashways, Inc. junior subordinated debentures for approximately $290 million, which approximated the accreted value of these securities. These proceeds were applied by Masco Capital to repay its $150 million of outstanding bank borrowings and to make loan repayments and distributions to its shareholders, of which the Company received approximately $65 million. In addition, the Company subsequently sold its 50 percent equity ownership interest in Masco Capital to the other shareholder, Masco Corporation, for approximately $50 million (which resulted in a pre-tax gain of approximately $5 million) and contingent amounts based on the future value of certain assets held by Masco Capital.

      In addition to its 28 percent common equity ownership interest in TriMas, the Company retains a 50 percent common equity ownership interest in Autostyle, Inc., a privately held manufacturer of reaction injection molded automotive components, and a 47 percent common equity ownership interest in Titan Wheel International, Inc., a privately held manufacturer of wheels for agricultural and construction equipment.

                                MASCOTECH, INC.

(EQUITY AND OTHER INVESTMENTS IN AFFILIATES-CONTINUED)

      Approximate combined condensed financial data of TriMas and the Company's other equity affiliates (including Creative Industries Group through date of acquisition and Masco Capital through date of disposition) are as follows:


                                                         (IN THOUSANDS)
                                                       AT DECEMBER 31
                                                   ---------------------
                                                      1992        1991
                                                   ---------   ---------
      Current assets.............................  $ 261,730   $ 232,200
      Current liabilities........................   (128,300)   (116,560)
                                                   ---------   ---------
      Working capital............................    133,430     115,640
      Property and equipment, net................    214,760     198,780
      Excess of cost over net
        assets of acquired companies.............    113,660     116,540
      Other assets...............................     33,210      37,890
      Long-term debt.............................   (271,220)   (350,830)
      Deferred income taxes and
        other long-term liabilities..............    (24,900)    (23,030)
                                                   ---------   ---------
      Shareholders' equity.......................  $ 198,940   $  94,990
                                                   ---------   ---------
                                                   ---------   ---------

                                                    FOR THE YEARS ENDED DECEMBER 31
                                                   ---------------------------------
                                                      1992        1991        1990
                                                   ---------   ---------   ---------
      Net sales..................................  $ 655,120   $ 684,990   $ 791,170
                                                   ---------   ---------   ---------
                                                   ---------   ---------   ---------
      Operating profit...........................  $  77,860   $  82,000   $  98,530
                                                   ---------   ---------   ---------
                                                   ---------   ---------   ---------
      Net income before preferred
        stock dividends .........................  $  30,200   $  24,300   $  35,510
                                                   ---------   ---------   ---------
                                                   ---------   ---------   ---------
      The Company's equity in affiliates'
        net income available for
        common shareholders......................  $   5,250   $   4,460   $  10,060
                                                   ---------   ---------   ---------
                                                   ---------   ---------   ---------
      Dividends on TriMas preferred stock........  $   7,000   $   7,000   $   7,000
                                                   ---------   ---------   ---------
                                                   ---------   ---------   ---------

                                MASCOTECH, INC.

PROPERTY AND EQUIPMENT, NET:

                                                                                             (IN THOUSANDS)
                                                                                     AT DECEMBER 31
                                                                           ---------------------------------
                                                                             1992                     1991
                                                                           --------                 --------
        Cost:

          Land and land improvements................                       $ 39,740                 $ 39,470

          Buildings.................................                        182,460                  180,580

          Machinery and equipment...................                        669,800                  632,950
                                                                           --------                 --------

                                                                            892,000                  853,000

        Less accumulated depreciation...............                        354,580                  326,770
                                                                           --------                 --------

                                                                           $537,420                 $526,230
                                                                           --------                 --------
                                                                           --------                 --------


      Depreciation expense totalled $46 million, $47 million and $51 million in 1992, 1991 and 1990, respectively. These amounts include depreciation expense of $8 million, $8 million and $9 million, respectively, related to discontinued operations.

                                MASCOTECH, INC.

ACCRUED LIABILITIES:

                                                                                           (IN THOUSANDS)
                                                                                      AT DECEMBER 31
                                                                           ---------------------------------
                                                                             1992                     1991
                                                                           --------                 --------
      Salaries, wages and commissions...............                       $ 23,800                 $ 30,080

      Income taxes..................................                          5,370                      ---

      Interest......................................                         20,760                   25,360

      Insurance.....................................                         12,150                   14,600

      Property, payroll and other taxes.............                         10,340                    9,490

      Other.........................................                         45,010                   61,200
                                                                           --------                 --------
                                                                           $117,430                 $140,730
                                                                           --------                 --------
                                                                           --------                 --------


      Included in other accrued liabilities at December 31, 1992 and 1991 are approximately $18 million and $27 million, respectively, of estimated costs associated with the discontinuance of product lines and the restructuring of several businesses.

                                MASCOTECH, INC.

LONG-TERM DEBT:

                                                                   (IN THOUSANDS)
                                                             AT DECEMBER 31
                                                     ----------------------------
                                                        1992              1991
                                                     ----------        ----------
Held by Masco Corporation:
   6% Convertible Subordinated Debentures,
     due 2011.....................................   $  130,000        $  130,000
                                                     ----------        ----------
                                                     ----------        ----------
Held by Banks and Others:
   $685 million bank revolver,
     due 1997.....................................   $  410,000        $  475,000
   10% Senior Subordinated Notes,
     due 1995.....................................      233,150           300,000
   10 1/4% Senior Subordinated Notes,
     due 1997.....................................      250,000           250,000
   6% Convertible Subordinated Debentures,
     due 2011.....................................       56,890            56,890
   Bank term loan, due 1996.......................       31,090             ---
   Other..........................................       18,690            42,310
                                                     ----------        ----------
                                                        999,820         1,124,200
   Less current portion of long-term debt.........       64,430            29,210
                                                     ----------        ----------
   Long-term debt held by banks and others........   $  935,390        $1,094,990
                                                     ----------        ----------
                                                     ----------        ----------


        The Company's bank credit agreement includes a revolving-credit facility and a bank term loan, which was converted from a portion of the outstanding borrowings under the revolving-credit facility during 1992. The remainder of the outstanding borrowings under the revolving- credit facility convert at June 30, 1993 into a four-year term loan, with the initial payment due September 30, 1993. The interest rates applicable to the bank credit agreement are principally at alternative floating rates provided for in the agreement (approximately four percent at December 31, 1992).

      The bank credit agreement requires the maintenance of specified levels of shareholders' equity, with limitations on long-term debt (at December 31, 1992 additional borrowing capacity of approximately $260 million was available under this agreement), intangible assets and the acquisition of Company Capital Stock. Under the most restrictive of these provisions, $29 million of retained earnings was available at December 31, 1992 for the payment of dividends and the acquisition of Company Capital Stock.

      The 6% debentures are convertible into Company Common Stock at $18 per share. Through December 31, 1992, the Company had repurchased, in open-market transactions, approximately $143 million of these debentures, which may be applied to satisfy future sinking fund requirements through 2004.

      The senior subordinated notes contain limitations on the payment of cash dividends and the acquisition of Company Capital Stock. During 1992 the Company repurchased, in open-market transactions, approximately $67 million of its 10% Senior Subordinated Notes at prices approximating face value.

      The maturities of long-term debt during the next five years, assuming the amounts outstanding at December 31, 1992 under the bank revolving-credit facility are converted into a term loan due 1997, are as follows (in millions):
1993 - $64; 1994 -$123; 1995 - $346; 1996 - $108; and 1997 - $302.

                                MASCOTECH, INC.

SHAREHOLDERS' EQUITY:

                                                                                   (IN THOUSANDS)
                                                                1992         1991          1990
                                                              --------     --------      --------
Preferred Stock
     Balance, January 1..................                   $    780       $    780         ---
     Issuance............................                     ---            ---         $    780
                                                            --------       --------      --------
     Balance, December 31................                        780            780           780
                                                            --------       --------      --------

Common Stock
     Balance, January 1..................                     59,450         59,450        77,560
     Exercise of stock options...........                         70          ---           ---
     Redemption and retirement of
       shares............................                     ---             ---         (18,110)
                                                            --------       --------      --------
     Balance, December 31................                     59,520         59,450        59,450
                                                            --------       --------      --------

Paid-in Capital
     Balance, January 1..................                     83,800         83,800        92,310
     Exercise of stock options...........                        590          ---           ---
     Redemption and retirement of
       common shares.....................                     ---             ---         (85,230)
     Issuance of preferred stock.........                     ---             ---          76,720
                                                            --------       --------      --------
     Balance, December 31................                     84,390         83,800        83,800
                                                            --------       --------      --------

Retained Earnings
     Balance, January 1..................                    173,530        192,100       208,280
     Net income (loss)...................                     38,430         (8,970)      (16,180)
     Preferred stock dividends...........                     (9,300)        (9,600)        ---
                                                            --------       --------      --------
     Balance, December 31................                    202,660        173,530       192,100
                                                            --------       --------      --------

Cumulative Translation Adjustments
     Balance, January 1..................                      9,130         19,880        11,230
     Adjustment related to sale of
       foreign operations................                     ---            (5,130)        ---
     Translation adjustments, net........                     (3,080)        (5,620)        8,650
                                                            --------       --------      --------
     Balance, December 31................                      6,050          9,130        19,880
                                                            --------       --------      --------

Shareholders' Equity
     Balance, December 31................                   $353,400       $326,690      $356,010
                                                            --------       --------      --------
                                                            --------       --------      --------

     In late 1990, the Company issued 775,000 shares of its 12% Exchangeable Preferred Stock, with a liquidation value of $100 per share, to Masco Corporation in exchange for $30 million in cash and 10 million shares of Company Common Stock (which were retired). This transaction resulted in part from the Company's obligation to repurchase shares of Company Common Stock from Masco Corporation pursuant to a long-standing stock repurchase agreement between the companies which requires the Company to repurchase shares from Masco Corporation at prices based on the Company's cost of open-market purchases of Company Common Stock in amounts sufficient to prevent Masco Corporation's common equity ownership in the Company from exceeding 49 percent. This preferred stock has no mandatory redemption provision, but at the Company's option it is redeemable at any time without premium, or exchangeable for junior subordinated debentures (see "Subsequent Event" note).

                                MASCOTECH, INC.

(SHAREHOLDERS' EQUITY-CONTINUED)

       In addition, through open-market purchases in 1990, approximately 6.7 million shares of Company Common Stock were repurchased and retired. At December 31, 1992, the Company may repurchase, under certain conditions, an additional three million shares of Company Common Stock, in accordance with a previously announced Board of Directors approved share repurchase program.

       In connection with a 1987 acquisition, 1.4 million shares of Company Common Stock were placed in escrow and accounted for as issued to reflect contingent purchase price amounts that were anticipated to result from the future operating performance of that subsidiary. In 1990, it was determined that the likelihood of achieving the operating performance levels required for contingent purchase price payments was remote; therefore, such shares were retired at December 31, 1990 for financial reporting purposes, and accordingly, excess of cost over net assets of acquired companies was reduced. Such shares continue to be legally outstanding and will be released from escrow and returned to the Company following the expiration of the contingent purchase price period at December 31, 1993. In addition, the Company's initial consideration for this acquisition included two million shares of Company Common Stock which are subject to a stock value guarantee agreement. The agreement provides that the Company satisfy in cash and/or through issuance of additional Company Common Stock any shortfall between the guaranteed value and the market value of such Company Common Stock in June 1994. To the extent a shortfall exists in June 1994, and is satisfied in whole or in part by a cash payment, such payment would be accounted for as a reduction of paid-in capital. At December 31, 1992, the guaranteed value of the two million shares of Company Common Stock exceeded the market value in aggregate by approximately $17 million.

                                MASCOTECH, INC.

STOCK OPTIONS AND AWARDS:

       For the three years ended December 31, 1992, stock option data pertaining to stock option plans for key employees of the Company and affiliated companies are as follows:

                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                             1992               1991              1990
                                            ------             ------            ------
Options outstanding, January 1.....              3,770            2,220           2,220

Options granted....................                900            1,730            ---
       Option price per share......      $6 1/8-10 3/4           $4 1/2            ---

Options cancelled..................                 60              180            ---
       Option price per share......             $4 1/2     $4 1/2-9 1/8            ---

Options exercised..................                 70             ---             ---
       Option price per share......             $9 1/8             ---             ---
                                         -------------    -------------           -----

Options outstanding, December 31...              4,540            3,770           2,220
                                         -------------    -------------           -----
                                         -------------    -------------           -----

Exercisable, December 31...........                878              740             566
                                         -------------    -------------           -----
                                         -------------    -------------           -----



       As of December 31, 1992, options have been granted and are outstanding with exercise prices ranging from $4 1/2 to $10 3/4, the fair market value at the dates of grant.

       Pursuant to restricted stock incentive plans, the Company granted long-term incentive awards, net, for 251,000, 675,000 and 440,000 shares of common stock during 1992, 1991 and 1990, respectively, to key employees of the Company and affiliated companies. The related unamortized costs, aggregating approximately $23 million at December 31, 1992, are being amortized over the ten-year vesting periods.

       At December 31, 1992 a combined total of 5,759,000 shares of common stock were available for the granting of options and incentive awards under the above plans.

                                MASCOTECH, INC.

PENSION AND PROFIT-SHARING PLANS:

      The Company sponsors defined-benefit pension plans for most of its employees. In addition, substantially all salaried employees participate in noncontributory profit-sharing plans, to which payments are determined annually by the Directors. Aggregate charges to income under these plans were $10.3 million in 1992, $8.3 million in 1991 and $9.2 million in 1990, including approximately $0.9 million in each year related to discontinued operations.

      Net periodic pension cost for the Company's defined-benefit pension plans includes the following components:

                                                                       (IN THOUSANDS)
                                                    FOR THE YEARS ENDED DECEMBER 31
                                                  -----------------------------------
                                                    1992          1991          1990
                                                  -------       -------       -------
Service cost - benefits earned during the year..  $ 4,150       $ 4,140       $ 3,340
Interest cost on projected benefit obligations..    5,090         4,590         4,170
Actual return on assets.........................   (3,820)       (5,450)       (5,410)
Net amortization and deferral...................   (1,800)          430           270
                                                  -------       -------       -------
Net periodic pension cost.......................  $ 3,620       $ 3,710       $ 2,370
                                                  -------       -------       -------
                                                  -------       -------       -------


      Major assumptions used in accounting for the Company's defined-benefit pension plans are as follows:

                                                    1992          1991          1990
                                                   ------        ------        ------
Discount rate for obligations...................    8.25%         8.25%         8.25%
Rate of increase in compensation levels.........     6.0%          6.0%          6.0%
Expected long-term rate of return on plan assets    13.0%         13.0%         13.0%

                                MASCOTECH, INC.

(PENSION AND PROFIT-SHARING PLANS-CONTINUED)


      The funded status of the Company's defined-benefit pension plans at December 31, 1992 and 1991 is as follows:

                                                                               (IN THOUSANDS)
                                                      1992                      1991
                                            ------------------------  ------------------------
                                                ASSETS    ACCUMULATED     ASSETS    ACCUMULATED
                                                EXCEED      BENEFITS      EXCEED      BENEFITS
                                             ACCUMULATED     EXCEED    ACCUMULATED     EXCEED
    RECONCILIATION OF FUNDED STATUS            BENEFITS      ASSETS      BENEFITS      ASSETS
- ----------------------------------------    -----------  -----------  -----------  -----------
Actuarial present value of benefit
  obligations:
      Vested benefit obligation...........      $20,780      $24,160      $ 3,770     $ 37,850
                                                -------      -------      -------     --------
                                                -------      -------      -------     --------
      Accumulated benefit obligation......      $22,120      $31,200      $ 3,870     $ 43,930
                                                -------      -------      -------     --------
                                                -------      -------      -------     --------
      Projected benefit obligation........      $32,020      $33,030      $ 4,520     $ 53,680

Assets at fair value......................       27,530       23,570        6,030       40,390
                                                -------      -------      -------     --------
      Projected benefit obligation (in
        excess of)/less than plan assets..       (4,490)      (9,460)       1,510      (13,290)

Reconciling items:
      Unrecognized net loss...............        5,920        5,140          400        8,950
      Unrecognized prior service cost.....        1,240        3,400          520        3,300
      Unrecognized net (asset)/obligation
        at transition.....................       (1,940)          70       (1,170)        (870)
    Adjustment required to recognize
        minimum liability.................          ---       (6,900)         ---       (6,340)
                                                -------      -------      -------     --------
      (Accrued)/prepaid pension cost......      $   730      $(7,750)     $ 1,260     $ (8,250)
                                                -------      -------      -------     --------
                                                -------      -------      -------     --------



      In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 106 (SFAS No. 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1993. The aggregate present value of the accumulated benefit obligation approximates $26 million at December 31, 1992. The Company intends to recognize its accumulated postretirement benefit obligation on a prospective basis as permitted by SFAS No. 106. Beginning January 1, 1993, the expected annual incremental cost to the Company will approximate $2 million pre-tax as a result of the adoption of SFAS No. 106.

      In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," effective for fiscal years beginning after December 15, 1993. The Company does not expect that this statement will have a material impact on its financial statements when adopted in 1994.

                                MASCOTECH, INC.

SEGMENT INFORMATION:

       In 1992, the Company changed the composition of its segments to reflect the changing nature of its business. Transportation-Related Products now include products sold to original equipment manufacturers (OEM) and automotive aftermarket customers. Products for the defense industry are now included with Other Specialty Products. Prior year amounts have been reclassified to conform with current year presentation.


       The Company's business segments involve the production and sale of the following:

         Transportation-Related Products:
            Precision products, generally produced using advanced metalworking technologies with significant proprietary content, and aftermarket products for the transportation industry.

         Specialty Products:

            Architectural -- Doors, windows, security grilles and office panels and partitions for commercial and residential markets.

            Other -- Products manufactured principally for the defense industry.

       Amounts related to the Company's Energy-related segment have been presented as discontinued operations.

       Corporate assets consist primarily of cash and cash investments, marketable securities, equity and other investments in affiliates and notes receivable.

                                MASCOTECH, INC.

(SEGMENT INFORMATION-CONTINUED)

                                                                                                               (IN THOUSANDS)
                                                                                                      ASSETS EMPLOYED
                                         NET SALES                   OPERATING PROFIT (C)             AT DECEMBER 31
                             --------------------------------  ----------------------------  --------------------------------
                                1992       1991       1990       1992      1991      1990       1992       1991       1990
                             ---------- ---------- ----------  --------  --------  --------  ---------- ---------- ----------
The Company's operations
  by industry segment are:

Transportation-Related
  Products (A).............. $1,058,000 $  874,000 $  942,000  $124,000  $ 74,000  $ 64,000  $  851,000 $  808,000 $  828,000

Specialty Products:
  Architectural.............    291,000    273,000    304,000     2,000   (16,000)   16,000     321,000    322,000    325,000
  Other (B).................    106,000    119,000    127,000     3,000     1,000     1,000     109,000    114,000    147,000
                             ---------- ---------- ----------  --------  --------  --------  ---------- ---------- ----------
      Total................. $1,455,000 $1,266,000 $1,373,000   129,000    59,000    81,000   1,281,000  1,244,000  1,300,000
                             ---------- ---------- ----------
                             ---------- ---------- ----------

Other expense, net..........                                    (44,000)  (56,000) (101,000)
General corporate expense...                                    (17,000)  (15,000)  (10,000)
                                                               --------  --------  --------
Income (loss)  from
  continuing operations
  before income taxes and
  extraordinary income......                                   $ 68,000  $(12,000) $(30,000)
                                                               --------  --------  --------
                                                               --------  --------  --------

Corporate assets............                                                                    388,000    519,000    575,000
Discontinued operations.....                                                                    208,000    210,000    205,000
                                                                                             ---------- ---------- ----------
      Total assets..........                                                                 $1,877,000 $1,973,000 $2,080,000
                                                                                             ---------- ---------- ----------
                                                                                             ---------- ---------- ----------

                                MASCOTECH, INC.

(SEGMENT INFORMATION-CONTINUED)


                                                                     DEPRECIATION AND
                                    PROPERTY ADDITIONS                 AMORTIZATION
                              -----------------------------   -----------------------------
                                1992       1991       1990      1992       1991       1990
                              -------    -------    -------   -------    -------    -------
The Company's operations by
  industry segment are:

Transportation-Related
  Products..................  $47,000    $37,000    $46,000   $42,000    $41,000    $41,000

Specialty Products:
  Architectural.............    8,000      8,000     18,000    13,000     12,000     13,000
  Other (B).................    5,000      4,000      6,000     5,000      6,000      7,000
                              -------    -------    -------   -------    -------    -------
     Total..................  $60,000    $49,000    $70,000   $60,000    $59,000    $61,000
                              -------    -------    -------   -------    -------    -------
                              -------    -------    -------   -------    -------    -------


(A) Included within this segment are sales to one customer of $216 million, $201 million and $222 million in 1992, 1991 and 1990, respectively; sales to another customer of $268 million, $217 million and $246 million in 1992, 1991 and 1990, respectively; and sales to a third customer of $184 million, $126 million and $161 million in 1992, 1991 and 1990, respectively.

(B) The Company, in early 1991, disposed of certain operations included in Other Specialty Products.

(C) Included in 1991 and 1990 operating profit (principally Transportation-Related Products and in 1991, Architectural Products) are charges of $27 million, and $38 million, respectively, to reflect the expenses related to the discontinuance of product lines, and the costs of restructuring several businesses. Other expense, net in 1992, 1991 and 1990 includes approximately $15 million, $14 million and $2 million, respectively, to reflect disposition costs related to idle facilities and other long-term assets.

                                MASCOTECH, INC.

OTHER INCOME (EXPENSE), NET:


                                                                   (IN THOUSANDS)
                                                   1992        1991        1990
                                                ---------   ---------   ---------
   Interest expense, Masco Corporation........  $  (7,800)  $  (7,800)  $ (12,000)
                                                ---------   ---------   ---------
   Other interest expense.....................    (78,190)   (104,680)   (115,600)
                                                ---------   ---------   ---------
   Re:TriMas Corporation:
     Interest and other income................     15,230      29,800      30,120
                                                ---------   ---------   ---------
     Gain from change in investment...........     16,700         ---         ---
                                                ---------   ---------   ---------
   Gain from disposition of operations........        ---      21,500         ---
                                                ---------   ---------   ---------

   Other, net:
       Gains (losses) from sales of marketable
         securities (including the effect of
         valuation allowances)..................    4,020      12,010     (15,220)

     Interest income..........................      9,260       7,890      11,770

     Dividend income..........................      1,750       1,910       3,820

     Other expense, net.......................     (4,560)    (16,690)     (3,690)
                                                ---------   ---------   ---------

                                                   10,470       5,120      (3,320)
                                                ---------   ---------   ---------
                                                $ (43,590)  $ (56,060)  $(100,800)
                                                ---------   ---------   ---------
                                                ---------   ---------   ---------

       In addition to the amounts presented above other income (expense), net related to discontinued operations approximated $(1.0) million, $0.9 million and $0.4 million in 1992, 1991 and 1990, respectively, including other interest expense of approximately $0.2 million in each year.

                                MASCOTECH, INC.

INCOME TAXES:

                                                                       (IN THOUSANDS)
                                                            1992      1991       1990
                                                         --------  --------   --------
       Income (loss) from continuing operations
         before income taxes and extraordinary
         income:
            Domestic...............................       $57,880  $(34,780)  $(42,700)
            Foreign................................        10,370    22,310     12,460
                                                         --------  --------   --------
                                                          $68,250  $(12,470)  $(30,240)
                                                         --------  --------   --------
                                                         --------  --------   --------
       Provision for income taxes:
            Federal, current.......................       $12,750  $(19,410)  $    190
            State and local........................         5,170     4,560      6,450
            Foreign................................         8,160     9,460      8,950
            Deferred, principally federal..........         3,130     3,270    (14,740)
                                                         --------  --------   --------
               Net income taxes....................        29,210    (2,120)       850
            Tax allocated to extraordinary
              income...............................         ---       ---        4,250
                                                         --------  --------   --------
                 Income taxes (credit) on income
                     (loss)  from continuing
                     operations before income taxes
                     and extraordinary income......       $29,210  $ (2,120)  $ (3,400)
                                                         --------  --------   --------
                                                         --------  --------   --------
       Provision for deferred income taxes by
         temporary difference components:
            Accelerated depreciation...............       $ 4,060  $    550   $  5,130
            Marketable securities valuation........          (970)    4,660     (2,420)
            Charges for restructuring and
              other costs, net.....................        (2,350)   (1,300)    (5,910)
            Items deductible for financial
              statements earlier than for tax......            60    (5,770)    (4,950)
            Alternative minimum tax................           680     5,180     (5,860)
            Other, net.............................         1,650       (50)      (730)
                                                         --------  --------   --------
                                                          $ 3,130  $  3,270   $(14,740)
                                                         --------  --------   --------
                                                         --------  --------   --------

                                MASCOTECH, INC.

(INCOME TAXES-CONTINUED)

       The following is a reconciliation of tax computed at the U.S. federal statutory rate (34 percent in each year) to the provision for income taxes (credit) allocated to income (loss) from continuing operations before income taxes and extraordinary income:

                                                                       (IN THOUSANDS)
                                                               1992     1991     1990
                                                             -------  -------  --------
       Tax (credit) at U.S. federal statutory
         rate......................................          $23,210  $(4,240) $(10,280)
       State and local taxes, net of federal
         tax benefit...............................            3,390    3,030     4,240
       Higher effective foreign tax rate...........            4,670    1,870     4,690
       U.S. tax benefit relating to foreign
         operations................................             (190)  (2,000)     (360)
       Dividends-received deduction................           (2,320)  (2,360)   (2,870)
       Amortization in excess of tax, net..........            4,780    4,210     4,070
       Other, net..................................           (4,330)  (2,630)   (2,890)
                                                             -------  -------  --------
         Income taxes (credit) on income (loss)
              from continuing operations before
              income taxes and extraordinary
              income...............................          $29,210  $(2,120) $ (3,400)
                                                             -------  -------  --------
                                                             -------  -------  --------


       Provision is made for U.S. income taxes on the undistributed earnings of foreign subsidiaries unless such earnings are considered permanently reinvested. Deferred income tax liabilities were $59 million and $57 million at December 31, 1992 and 1991, respectively.

                                MASCOTECH, INC.

EXTRAORDINARY INCOME:


       During 1990, the Company repurchased approximately $37.1 million (face value) of its 6% Convertible Subordinated Debentures in open-market transactions at prices less than face value. These transactions resulted in extraordinary income of $8.2 million or $.11 per common share in 1990.

                                MASCOTECH, INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

       In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the following methods were used to estimate the fair value of each class of financial instruments:

       NOTES RECEIVABLE AND OTHER ASSETS

       Fair values of financial instruments included in notes receivable and other assets were estimated using various methods including quoted market prices and discounted future cash flows based on the incremental borrowing rates for similar types of investments. In addition, for variable-rate notes receivable that fluctuate with the prime rate, the carrying amounts approximate fair value. For instruments for which there are no quoted market prices, it was not practicable to make a reasonable estimate of fair value. These financial instruments, representing approximately eight percent of notes receivable and other assets, had a carrying amount of approximately $6 million at December 31, 1992.

       LONG-TERM DEBT

       The carrying amount of indebtedness outstanding under the bank credit agreement approximates fair value as the floating rates inherent in this agreement reflect changes in overall market interest rates. The fair values of the Company's subordinated debt instruments are based on quoted market prices. The fair values of certain other debt instruments are estimated by discounting future cash flows based on the Company's incremental borrowing rate for similar types of debt instruments. For other debt instruments for which there are no quoted market prices, it was not practicable to make a reasonable estimate of fair value. These debt instruments, representing less than one percent of aggregate long-term debt, had a carrying amount of approximately $8 million at December 31, 1992.

        The carrying amounts and fair values of the Company's financial instruments are as follows:

                                                                  (IN THOUSANDS)
                                                       AT DECEMBER 31, 1992
                                                  ----------------------------------
                                                     CARRYING                FAIR
                                                     AMOUNTS                VALUES
                                                  -----------             ----------
Cash and cash investments ......................  $   76,000              $   76,000
Marketable securities ..........................      33,220                  41,120
Notes receivable and other assets...............      26,930                  26,930
Long-term debt:
       $685 million bank revolver ..............     410,000                 410,000
       6% Convertible Subordinated Debentures ..     186,890                 160,730
       10% Senior Subordinated Notes ...........     233,150                 237,230
       10 1/4% Senior Subordinated Notes .......     250,000                 251,880
       Bank term loan ..........................      31,090                  31,090
       Other long-term debt ....................      10,780                  10,780

                                MASCOTECH, INC.

INTERIM AND OTHER SUPPLEMENTAL FINANCIAL DATA (UNAUDITED):

                                               (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                    FOR THE QUARTERS ENDED
                                        ----------------------------------------------
                                        DECEMBER     SEPTEMBER      JUNE        MARCH
                                          31ST          30TH        30TH        31ST
                                        --------     ---------    --------    --------
1992:
- ----
Net sales............................   $377,790      $358,240    $381,470    $337,820
Gross profit.........................   $ 70,560      $ 76,320    $ 79,340    $ 70,050
Income from continuing operations
  before extraordinary income:
     Income..........................   $  7,190      $ 10,300    $ 13,510    $  8,040
     Per common share................   $    .08      $    .13    $    .18    $    .10
Net income:
     Income..........................   $  8,480      $  9,640    $ 12,020    $  8,290
     Income attributable to
       common stock..................   $  6,160      $  7,310    $  9,700    $  5,960
     Per common share................   $    .10      $    .12    $    .16    $    .10
Market price per common share:
     High............................   $ 12 1/8      $ 13 5/8    $ 13 7/8    $     11
     Low.............................   $  8 3/8      $ 10 3/8    $  8 5/8    $  4 3/4

1991:
- ----
Net sales............................   $342,250      $344,260    $314,900    $264,800
Gross profit.........................   $ 63,680      $ 69,160    $ 57,680    $ 21,170
Income (loss) from continuing
  operations before extraordinary
  income:
     Income (loss)...................   $  3,420      $    160    $ (2,150)   $(11,780)
     Per common share................   $    .01      $   (.04)   $   (.07)   $   (.23)
Net income (loss):
     Income (loss)...................   $    240      $    460    $   (540)   $ (9,130)
     Loss attributable to
       common stock..................   $ (2,080)     $ (1,870)   $ (2,860)   $(11,760)
     Per common share................   $   (.03)     $   (.03)   $   (.05)   $   (.20)
Market price per common share:
     High............................   $  5 3/8      $  6 3/4    $  7 3/8    $  6 1/2
     Low.............................   $  4 3/4      $  5 1/4    $  4 3/4    $  3 7/8


       Certain amounts presented above have been reclassified to present a segment of the Company's business as discontinued operations (see "Discontinued Operations" note).

       During the second quarter of 1992, TriMas Corporation ("TriMas") sold
4.6 million shares of newly issued common stock in a public offering which reduced the Company's common equity ownership interest in TriMas to 28 percent. The proceeds from this stock offering were utilized by TriMas to redeem its remaining $88 million of subordinated debentures held by the Company. These transactions resulted in income aggregating approximately $25 million pre-tax ($14 million after-tax or $.23 per common share), which includes a prepayment premium related to the debenture redemption and a gain from the change in the Company's common equity ownership interest in TriMas. This income was substantially offset by costs and expenses aggregating approximately $21 million pre-tax ($12 million after-tax or $.19 per common share) related to the restructuring of certain operations and for adjustments to the carrying values of certain long-term assets.

       The 1992 results include the benefit of approximately $4 million pre-tax ($2 million after-tax or $.04 per common share), primarily in the fourth quarter, resulting from net gains from sales of marketable securities.

                                MASCOTECH, INC.

(INTERIM AND OTHER SUPPLEMENTAL FINANCIAL DATA-CONTINUED)

       The first quarter of 1991 results include the benefit of $33 million pre-tax income ($19 million after-tax or $.33 per common share) resulting from net gains on the disposition of certain operations and from the partial recovery of a valuation allowance for marketable securities established at December 31, 1990.

        The 1991 results include costs and expenses related to the Company's automotive vehicle conversion business which was restructured and consolidated with the Company's Creative Industries Group business unit, and costs and expenses related to the strategic restructuring of certain other operations and product lines, aggregating $47 million (including $6 million related to discontinued operations), of which $27 million pre-tax ($16 million after-tax or $.27 per common share) occurred in the first quarter of 1991.

                                MASCOTECH, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)


(INTERIM AND OTHER SUPPLEMENTAL FINANCIAL DATA-CONTINUED)

       The following supplemental unaudited financial data combine the Company with Masco Capital Corporation ("Masco Capital") (through date of disposition) and TriMas Corporation ("TriMas") and have been presented for analytical purposes. The Company had a common equity ownership in TriMas of approximately 41 percent at December 31, 1991 and 1990. During the second quarter of 1992, TriMas completed a common equity offering which reduced the Company's common equity ownership to its current holding of approximately 28 percent. The Company had a 50 percent equity ownership interest in Masco Capital through the date of disposition (late December 1991). The interests of the other common shareholders are reflected below as "Equity of the other shareholders of TriMas." All significant intercompany transactions have been eliminated.

                                                       (IN THOUSANDS)
                                                  AT DECEMBER 31
                                             ------------------------
                                                1992          1991
                                             ----------    ----------
       Current assets...................     $  813,570    $  807,840
       Current liabilities..............       (334,790)     (297,750)
                                             ----------    ----------
       Working capital..................        478,780       510,090
       Property and equipment, net......        682,310       664,610
       Excess of cost over net assets
         of acquired companies..........        591,330       607,310
       Other assets.....................        145,710       164,650
       Bank and other debt..............     (1,243,880)   (1,403,560)
       Deferred income taxes and other
         long-term liabilities..........       (196,420)     (189,390)
       Equity of the other
         shareholders of TriMas.........       (104,430)      (27,020)
                                             ----------    ----------
       Equity of shareholders of
         MascoTech......................     $  353,400    $  326,690
                                             ----------    ----------
                                             ----------    ----------




                                                 FOR THE YEARS ENDED DECEMBER 31
                                             --------------------------------------
                                                1992          1991          1990
                                             ----------    ----------    ----------
       Net sales (A)....................     $1,841,570    $1,604,180    $1,703,570
                                             ----------    ----------    ----------
                                             ----------    ----------    ----------

       Operating profit (A).............     $  170,460    $   86,260    $  123,210
                                             ----------    ----------    ----------
                                             ----------    ----------    ----------

       Income (loss) from continuing
         operations before extraordinary
         income.........................     $   39,040    $  (10,350)   $  (26,840)
                                             ----------    ----------    ----------
                                             ----------    ----------    ----------


(A) Net sales and operating profit amounts do not include the results of the Company's discontinued operations.

                          FINANCIAL STATEMENT FOR THE
                      NINE MONTHS ENDED SEPTEMBER 30, 1993

                                MASCOTECH, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEET
                    SEPTEMBER 30, 1993 AND DECEMBER 31, 1992
                             (DOLLARS IN THOUSANDS)


                                             SEPTEMBER 30,    DECEMBER 31,
    ASSETS                                       1993             1992
    ------                                    ----------       ----------
Current assets:
    Cash and cash investments                 $   21,180       $   76,000
    Marketable securities                         50,240           33,220
    Receivables                                  235,960          272,920
    Inventories                                  151,690          222,280
    Prepaid expenses and deferred income
      taxes                                       58,660           28,020
    Net current assets of discontinued
      operations                                  91,500            ---
                                              ----------       ----------
              Total current assets               609,230          632,440

Equity and other investments in affiliates:
    TriMas Corporation                           118,790          112,630
    Other affiliates                             125,510           38,830
Property and equipment, net                      478,240          537,420
Excess of cost over net assets of acquired
  companies                                      455,490          479,400
Notes receivable and other assets                 81,260           76,590
Net non-current assets of discontinued
  operations                                      84,010            ---
                                              ----------       ----------
              Total assets                    $1,952,530       $1,877,310
                                              ----------       ----------
                                              ----------       ----------

    LIABILITIES
    -----------
Current liabilities:
    Accounts payable                          $   79,800       $  103,620
    Accrued liabilities                          108,460          117,430
    Current portion of long-term debt              2,840           64,430
                                              ----------       ----------
              Total current liabilities          191,100          285,480

Long-term debt:
    Masco Corporation                            130,000          130,000
    Banks and others                             830,350          935,390
Deferred income taxes and other long-term
  liabilities                                    205,600          173,040
                                              ----------       ----------
              Total liabilities                1,357,050        1,523,910
                                              ----------       ----------

    SHAREHOLDERS' EQUITY
    --------------------

Preferred stock, $1 par, shares authorized:
    25 million; outstanding: 11.8 million
    and .8 million                                11,800              780
Common stock, $1 par, shares authorized:
    250 million; outstanding: 50.1 million
    and 59.5 million                              50,130           59,520
Paid-in capital                                  289,160           84,390
Retained earnings                                245,000          202,660
Cumulative translation adjustments                  (610)           6,050
                                              ----------       ----------
              Total shareholders' equity         595,480          353,400
                                              ----------       ----------
              Total liabilities and
                shareholders' equity          $1,952,530       $1,877,310
                                              ----------       ----------
                                              ----------       ----------


              The accompanying notes are an integral part of the
                 consolidated condensed financial statements.

                                MASCOTECH, INC.
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
     FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                         THREE MONTHS ENDED         NINE MONTHS ENDED
                                           SEPTEMBER 30              SEPTEMBER 30
                                       ---------------------    -----------------------
                                          1993        1992         1993         1992
                                       ---------   ---------    ----------   ----------
Net sales                              $ 373,680   $ 358,240    $1,190,280   $1,077,530
Cost of sales                           (295,080)   (281,920)     (941,320)    (851,820)
Selling, general and
  administrative expenses                (44,780)    (45,110)     (136,930)    (137,260)
                                       ---------   ---------    ----------   ----------
     Operating profit                     33,820      31,210       112,030       88,450
                                       ---------   ---------    ----------   ----------

Other income (expense), net:
  Interest expense, Masco Corp.           (1,950)     (1,950)       (5,850)      (5,850)
  Other interest expense                 (19,010)    (18,640)      (55,980)     (59,660)
  Re:TriMas Corporation:
     Interest and other income             3,750       3,530        12,060       12,350
  Gain from change in investment
    of equity affiliates                   ---         ---           9,470       16,700

    Other income, net                     11,600       3,840        20,400        3,720
                                       ---------   ---------    ----------   ----------
                                          (5,610)    (13,220)      (19,900)     (32,740)
                                       ---------   ---------    ----------   ----------

     Income from continuing
       operations before income taxes     28,210      17,990        92,130       55,710
Income taxes                              13,210       7,690        39,750       23,860
                                       ---------   ---------    ----------   ----------
     Income from continuing operations    15,000      10,300        52,380       31,850

Income (loss) from operations of
  discontinued segment (net of
  income tax amounts)                        320        (660)        2,200       (1,900)
                                       ---------   ---------    ----------   ----------

Net income                             $  15,320   $   9,640    $   54,580   $   29,950
                                       ---------   ---------    ----------   ----------
                                       ---------   ---------    ----------   ----------

Preferred stock dividends              $   5,420   $   2,330    $   10,250   $    6,980
                                       ---------   ---------    ----------   ----------
                                       ---------   ---------    ----------   ----------

Earnings attributable to
  common stock                         $   9,900   $   7,310    $   44,330   $   22,970
                                       ---------   ---------    ----------   ----------
                                       ---------   ---------    ----------   ----------

Primary earnings (loss) per
  common share:
  Continuing operations                    $ .17       $ .13         $ .74        $ .41

  Discontinued operations                    .01        (.01)          .04         (.03)
                                           -----       -----         -----        -----

  Net income                               $ .18       $ .12         $ .78        $ .38
                                           -----       -----         -----        -----
                                           -----       -----         -----        -----


Fully diluted earnings (loss) per
  common share:
  Continuing operations                    $ .17       $ .13         $ .70        $ .41

  Discontinued operations                    .01        (.01)          .03         (.03)
                                           -----       -----         -----        -----

  Net income                               $ .18       $ .12         $ .73        $ .38
                                           -----       -----         -----        -----
                                           -----       -----         -----        -----


               The accompanying notes are an integral part of the
                  consolidated condensed financial statements.

                                MASCOTECH, INC.
                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30
                                                       ----------------------

                                                          1993         1992
                                                       ---------    ---------
CASH FROM (USED FOR):
     OPERATIONS:
     Net cash from earnings                            $  81,500    $  60,330
     (Increase) in inventories                           (16,950)     (18,780)
     (Increase) in receivables                           (15,350)     (31,960)
     (Decrease) in accounts payable and
       accrued liabilities                                (7,430)     (29,640)
     Other, net                                          (13,220)      15,630
     Discontinued operations, net                          8,830        4,090
                                                       ---------    ---------
          Net cash from operating activities              37,380         (330)
                                                       ---------    ---------

     FINANCING:
     Increase in debt                                      ---          5,800
     Payment of debt                                    (164,910)    (122,650)
     Issuance of preferred stock for cash                209,320        ---
     Payment of preferred stock dividends                 (7,160)      (6,980)
     Payment of common stock dividends                    (1,000)       ---
     Other, net                                            1,250          250
                                                       ---------    ---------
          Net cash from (used for)
            financing activities                          37,500     (123,580)
                                                       ---------    ---------

     INVESTMENTS:
     Capital expenditures                                (30,910)     (35,350)
     Receipt of cash from notes receivable                14,000        ---
     Cash received from redemption of
       TriMas subordinated debentures                      ---         88,000
     (Increase) in marketable securities, net            (19,870)      (2,770)
     Cash paid Masco Corporation                         (87,500)       ---
     Other, net                                           (1,650)        (990)
                                                       ---------    ---------
          Net cash (used for) from
              investing activities                      (125,930)      48,890
                                                       ---------    ---------

CASH AND CASH INVESTMENTS:
     (Decrease) for the nine months                      (51,050)     (75,020)
       At January 1                                       76,000      117,950
                                                       ---------    ---------
                                                          24,950       42,930
       Less cash from discontinued operations             (3,770)       ---
                                                       ---------    ---------
          At September 30                              $  21,180    $  42,930
                                                       ---------    ---------
                                                       ---------    ---------

SUPPLEMENTAL CASH FLOW INFORMATION:

     Net cash paid during the period for:

          Interest                                     $  73,400    $  79,960
                                                       ---------    ---------
                                                       ---------    ---------

          Income taxes                                 $  15,800    $  24,340
                                                       ---------    ---------
                                                       ---------    ---------





               The accompanying notes are an integral part of the
                  consolidated condensed financial statements.

                                MASCOTECH, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

A. In the opinion of the Company, the accompanying unaudited consolidated condensed financial statements contain all adjustments, which are normal and recurring in nature, necessary to present fairly its financial position as at September 30, 1993 and the results of operations for the three and nine months ended September 30, 1993 and 1992, and cash flows for the nine months ended September 30, 1993 and 1992. Prior period data related to extraordinary items have been reclassified to conform with the calendar 1992 presentation. The consolidated condensed balance sheet as of September 30, 1993 and the statements of operations and cash flows for all periods presented, and related notes have been reclassified to reflect the accounting for a segment of the Company's business as discontinued operations (see note "M"). Effective June 23, 1993 the Company changed its name to MascoTech, Inc.

       Primary earnings per common share were calculated on the basis of 56.9 million and 60.6 million weighted average common shares outstanding for the nine month periods ended September 30, 1993 and 1992, respectively. Fully diluted earnings per common share were calculated on the basis of
       67.9 million and 71.2 million weighted average common shares outstanding for the nine month periods ended September 30, 1993 and 1992, respectively. Fully diluted earnings per common share amounts in 1992 are the same as primary earnings per common share amounts since the result of assumed conversion of dilutive securities in 1992 is anti-dilutive. Both primary and fully diluted earnings per common share for the first through third quarters do not total to the 1993 year to date amounts. This is the result of the purchase and retirement of 10 million shares of Company Common Stock and the issuance of warrants on March 31, 1993, which resulted in greater dilution for the year to date calculation.

B.     Inventories by component are as follows (in thousands):

                                              SEPTEMBER 30,  DECEMBER 31,
                                                  1993           1992
                                                --------       --------
          Finished goods                        $ 36,930       $ 80,220
          Work in process                         44,400         49,970
          Raw materials                           70,360         92,090
                                                --------       --------

                                                $151,690       $222,280
                                                --------       --------
                                                --------       --------

       The change in inventory is principally due to the reclassification of amounts for discontinued operations.

C. Property and equipment, net reflects accumulated depreciation of $306 million and $355 million as at September 30, 1993 and December 31, 1992, respectively.

D. Other income, net for the nine months ended September 30, 1993 and 1992 includes approximately $6.4 million and $3.2 million pre-tax, respectively, of realized gains on sales of marketable securities.

E. Results for the third quarter 1993 were reduced by a charge of approximately $.04 per common share reflecting the recently increased 1993 federal corporate income tax rate; of this amount, approximately $.03 per common share represents a one-time charge related to applying the increased statutory income tax rate to deferred tax balances as of December 31, 1992.

                                MASCOTECH, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (CONTINUED)

F. At December 31, 1992, the Company had an approximate 47 percent common equity ownership interest in Titan Wheel International, Inc. ("Titan"), a manufacturer of wheels for agricultural and off-highway construction and equipment markets. In May, 1993, Titan completed an initial public offering of 3 million shares of common stock at $15.00 per share (including 292,000 shares held by the Company), reducing the Company's common equity ownership interest in Titan to 24 percent. This transaction resulted in a gain aggregating approximately $9 million pre-tax as a result of the sale of shares held by the Company and from the change in the Company's equity ownership interest in Titan.

G. At December 31, 1991, the Company had an approximate 41 percent common equity ownership interest in TriMas Corporation. In April, 1992, TriMas sold 9.2 million shares of newly issued common stock in a public offering which reduced the Company's common equity ownership interest in TriMas to 28 percent. The proceeds from this stock offering were applied by TriMas to redeem its remaining $88 million of subordinated debentures held by the Company. The Company recognized pre-tax income of approximately $25 million as a result of the prepayment premium related to the debenture redemption and from the change in the Company's equity ownership interest in TriMas.

H. The following presents combined supplemental financial data of the Company and TriMas Corporation as one entity, with MascoTech, Inc. as the parent company. The Company had an equity ownership interest in TriMas of approximately 28 percent at September 30, 1993 and 1992. Intercompany transactions have been eliminated. Approximate combined condensed financial data are as follows (in thousands):

                                                       SEPTEMBER 30
                                                --------------------------
                                                    1993           1992
                                                -----------    -----------
         Current assets                         $   808,090    $   806,450
         Current liabilities                       (239,640)      (302,130)
                                                -----------    -----------
         Working capital                            568,450        504,320
         Property and equipment, net                626,440        670,740
         Excess of cost over net
           assets of acquired companies             565,200        593,740
         Notes receivable and other assets          240,030        150,990
         Net long-term assets of discontinued
           operations                                84,010          ---
         Long-term debt                          (1,138,690)    (1,264,070)
         Deferred income taxes and
           other long-term liabilities             (230,080)      (191,610)
         Equity of the other shareholders
           of TriMas                               (119,880)      (102,320)
                                                -----------    -----------
         Equity of shareholders of
           MascoTech                            $   595,480    $   361,790
                                                -----------    -----------
                                                -----------    -----------

         Net sales                              $ 1,522,960    $ 1,379,370
                                                -----------    -----------
                                                -----------    -----------

         Operating profit                       $   165,540    $   135,500
                                                -----------    -----------
                                                -----------    -----------

         Income from continuing operations
           before extraordinary income          $    52,380    $    31,850
                                                -----------    -----------
                                                -----------    -----------

                                MASCOTECH, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (CONTINUED)

I. In January, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The impact of adoption, which is not material to the Company, was previously disclosed in the March 31, 1993 quarterly filing.

J. On March 31, 1993, the Company acquired from Masco Corporation 10 million shares of Company Common Stock, valued at $100 million, $77.5 million of the Company's 12% Exchangeable Preferred Stock, and Masco Corporation's holdings of Emco Limited common stock and convertible debentures, valued at $80.8 million. Emco Limited is a major, publicly traded Canadian manufacturer and distributor of building and other industrial products with annual sales of approximately $800 million.
       In exchange, Masco Corporation received $100 million (liquidation value) of the Company's 10% Exchangeable Preferred Stock, seven-year warrants to purchase 10 million shares of Company Common Stock at $13 per share, valued at $70.8 million, and $87.5 million in cash. The 10% Exchangeable Preferred Stock may be exchanged, at the Company's option, for junior subordinated debentures. The cash portion of this transaction is included in the accompanying statement of cash flows as cash used for investing activities of $87.5 million. In addition, Masco Corporation has also agreed to purchase from the Company, at the Company's option within two years, up to $200 million aggregate amount of additional securities consisting of exchangeable preferred stock (maximum of $100 million) and subordinated debentures (the "Masco Corporation Facility").

K. In July, 1993, the Company issued 10.8 million shares of 6% Convertible Preferred Stock at $20 per share ($216 million aggregate liquidation amount) in a public offering. The net proceeds from this issuance were used during the third quarter to reduce the Company's indebtedness. On July 1, 1997, each of the then outstanding shares of 6% Convertible Preferred Stock will convert into one share of Company Common Stock if not previously redeemed by the Company or converted at the option of the holder, in both cases for Company Common Stock.

       Each share of 6% Convertible Preferred Stock is convertible at the option of the holder anytime prior to July 1, 1997, into .806 of a share of Company Common Stock, equivalent to a conversion price of $24.81 per share of Company Common Stock. Dividends are cumulative and each share of 6% Convertible Preferred Stock has 4/5 of a vote, voting together as one class with holders of Company Common Stock.

       Beginning July 1, 1996, the Company, at its option, may redeem the 6% Convertible Preferred Stock at a call price payable in shares of Company Common Stock principally determined by a formula based on the then current market price of Company Common Stock. Redemption by the Company, as a practical matter, will generally not result in a call price that exceeds one share of Company Common Stock or is less than .806 of a share of Company Common Stock (resulting from the holder's conversion option).

L. During the third quarter of 1993, the Company entered into a new $675 million Revolving Credit Agreement with a group of banks, replacing its prior bank credit agreement. Amounts outstanding under the Revolving Credit Agreement are due in January, 1997; however, under certain circumstances, the due date may be extended until July, 1998.

                                MASCOTECH, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (CONCLUDED)


M. In late November 1993, the Company adopted a formal plan to divest its Energy-related business segment.

       Selected financial data for the discontinued operations prior to discontinuance is as follows for periods ended September 30 (in thousands):

                                    3 MONTHS                  9 MONTHS
                               --------------------        ------------------
                                 1993        1992            1993      1992
                               ----------  --------        --------  --------
       Net sales                 $ 51,770  $ 48,040        $153,840  $148,120
                                 --------  --------        --------  --------
                                 --------  --------        --------  --------

       Pre-tax income (loss)     $    720  $   (680)       $  4,600  $ (1,270)
       Income taxes (credit)          400       (20)          2,400       630
                                 --------  --------        --------  --------
       Income (loss) from
         discontinued operations $    320  $   (660)       $  2,200  $ (1,900)
                                 --------  --------        --------  --------
                                 --------  --------        --------  --------


       The unusual relationship of income taxes to pre-tax income resulted principally from foreign losses for which no tax benefit was received.

       The Company's Energy-related business segment consists of seven business units which have net assets (principally inventory, property and equipment and receivables) of approximately $176 million at September 30, 1993. The Company estimates that these businesses will be sold for net proceeds expected to approximate $162 million (including the cash tax benefit on the loss), which will be applied to reduce the Company's indebtedness. Since September 30, 1993, two of such business units have been sold for approximately $93 million, including the sale of one business unit to the Company's equity affiliate, TriMas Corporation ("TriMas") for $60 million. The remaining businesses are expected to be sold during 1994. The disposition of the Company's Energy-related segment is expected to result in a fourth quarter 1993 after-tax charge of approximately $20 million, including the deferral of a portion of the gain (approximately $6 million after-tax) related to the sale of the business to TriMas.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

                                MASCOTECH, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


DISCONTINUED OPERATIONS

       In late November 1993, the Company announced the planned disposition of its Energy-related business segment which has net assets of approximately $176 million as of September 30, 1993. Management's Discussion and Analysis has been reclassified to reflect the accounting for the disposition of the businesses as discontinued operations (see note "M" in the accompanying consolidated condensed financial statements). The expected loss on sale from divesting the Energy-related segment is approximately $20 million, net of tax and will result in a loss for the Company in the fourth quarter.

       Net sales attributable to the discontinued operations for the three month periods ended September 30, 1993 and 1992 were $51.8 million and $48.0 million, respectively, with operating profit of the discontinued segment of $.8 million in 1993 and an operating loss of $.4 million in 1992.

       Net sales attributable to the discontinued operations for the nine month periods ended September 30, 1993 and 1992 were $153.8 million and $148.1 million, respectively, with operating profit of the discontinued segment totalling $4.6 million for the nine months ended September 30, 1993 and a $.7 million loss during the same period in the prior year.

CONTINUING OPERATIONS

       Net sales from continuing operations for the three month period ended September 30, 1993 increased four percent over the comparable period in 1992. Sales of transportation products increased six percent, benefitting from higher levels of automotive production. Sales of specialty products for the three month period ended September 30, 1993 were generally unchanged as compared to the same period in the prior year.

       Net sales from continuing operations for the nine month period ended September 30, 1993 increased 10 percent over the comparable period in 1992. Sales of transportation products for the nine months ended September 30, 1993 increased 15 percent from the comparable period in 1992, benefitting from increased levels of automotive production. Sales of Specialty Products for the nine month period ended September 30, 1993 were generally unchanged as compared to the same period in the prior year.

       Income from continuing operations for the third quarter 1993, after preferred stock dividends, was $9.6 million or $.17 per common share as compared to $8.0 million or $.13 per common share in the third quarter of 1992. Income from continuing operations, after preferred stock dividends, for the nine months ended September 30, 1993 was $42.1 million or $.70 per common share as compared to $24.9 million or $.41 per common share for the nine months ended September 30, 1992.

                                MASCOTECH, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                  (CONCLUDED)

       Income from continuing operations for the three months ended September 30, 1993 additionally benefitted from increased equity in earnings of affiliates, interest income and gains on marketable securities, partially offset by increased interest expense, as compared to the comparable period in 1992. Interest income increased as the result of increased cash investments arising from the issuance of 6% Convertible Preferred Stock in July, combined with a significant increase in borrowings during the second quarter of 1993 under the Company's prior bank credit agreement. This excess cash was applied to reduce the Company's outstanding bank borrowings in September, 1993 subsequent to completion of the Company's new $675 million Revolving Credit Agreement. Third quarter 1993 results from continuing operations were reduced by a charge of approximately $.04 per common share reflecting the recently increased 1993 federal corporate income tax rate; of this amount, approximately $.03 per common share was a one-time charge related to adjusting deferred tax balances as of December 31, 1992 for this higher income tax rate.

       Income from continuing operations for the nine months ended September 30, 1993 and 1992 includes gains aggregating approximately $9 million and $25 million pre-tax, recognized during the second quarter of each respective period. These gains resulted from the sale of stock through public offerings by equity affiliates and, in 1992, a prepayment premium related to the redemption of debentures held by the Company. This income was largely offset by costs and expenses related to cost reduction initiatives, the restructuring of certain operations and product lines, adjustments to the carrying values of certain long-term assets, and other costs and expenses.

       Additionally, income from continuing operations for the nine months ended September 30, 1993 and 1992 benefitted from gains from sales of marketable securities of approximately $6.4 million and $3.2 million, respectively. Income from continuing operations for the nine months ended September 30, 1993 also benefitted from increased equity in earnings of affiliates and interest income as compared to the first nine months of 1992.

       At September 30, 1993 current assets were approximately three times current liabilities. The Company's cash and marketable securities, additional borrowings available under the Company's new Revolving Credit Agreement and anticipated internal cash flow are expected to provide sufficient liquidity to fund its near-term working capital and other investment needs. The Company believes that its longer-term working capital and other general corporate requirements, including the retirement of Senior Subordinated Notes maturing in 1995, will be satisfied through its internal cash flow, divestiture of nonstrategic operating assets and certain additional financial assets and, to the extent necessary, future financings in the financial markets or through issuance of securities under the outstanding Masco Corporation Facility.

       Sales from continuing operations for the first nine months of 1993 were the highest for any comparable period in the history of the Company. The Company's performance benefitted from the modest improvement in general economic conditions, particularly the increased levels of automotive and light truck production, and from the contribution received from cost rationalization and growth initiatives that have been undertaken.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

       (c)    Exhibits. The following Exhibits are filed herewith:

              22                            Consent of Coopers & Lybrand.

              99.a Computation of Earnings (Loss) Per Common Share For The Three Years Ended December 31, 1992.

              99.b Computation of Earnings Per Common Share For Periods Ended September 30, 1993 and 1992.

              99.c                          Computation of Ratio of Earnings to
                                            Combined Fixed Charges and
                                            Preferred Stock Dividends For The
                                            Five Years Ended December 31, 1992
                                            and nine months ended September 30,
                                            1993.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                            MASCOTECH, INC.


                                            By /s/ TIMOTHY WADHAMS
                                              Timothy Wadhams
                                              Vice President -
                                              Controller and Treasurer

Date:  January 11, 1994

                                EXHIBIT INDEX



Exhibit
   No.          Description
- ---------       ------------
22              Consent of Coopers & Lybrand

99.a Computation of Earnings (Loss) Per Common Share For The Three Years Ended December 31, 1992

99.b Computation of Earnings Per Common Share For Periods Ended September 30, 1993 and 1992

99.c Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends For The Five Years Ended December 31, 1992 and Nine Months Ended September 30, 1993